UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report: July 22, 2010
(Date of earliest event reported)

Data I/O Corporation

(Exact name of registrant as specified in its charter)

Commission File Number: 0-10394

_____________________________________

Washington	91-0864123
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

6464 185th Ave. N.E., Suite 101 Redmond, WA 98052
(Address of principal executive offices, including zip code)

(425) 881-6444
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operation and Financial Condition

A press release made on July 22, 2010 follows:

Joel Hatlen	Data I/O Corporation
Vice President and Chief Financial Officer	6464 185th Ave. NE, Suite 101
(425) 881-6444	Redmond, WA 98052

DATA I/O ANNOUNCES SECOND QUARTER 2010 REVENUE GROWTH AND PROFITABILITY

Redmond, WA, July 22, 2010 – Data I/O Corporation (NASDAQ: DAIO), the leading provider of manual and automated device programming systems,  today announced financial results for the second quarter ended June 30, 2010.

Revenues for the second quarter of 2010 were $6.6 million, compared with $3.9 million in the second quarter of 2009 and $6.3 million in the first quarter of 2010.  We increased sales in all geographic regions compared to the second quarter of 2009, as well as in both our automated systems and non-automated systems.  In accordance with U.S. generally accepted accounting principles (GAAP), net income in the second quarter of 2010 was $859,000, or $0.09 per diluted share, compared with net loss of ($683,000), or ($0.08) per share, in the second quarter of 2009.

Gross margin as a percentage of sales in the second quarter of 2010 was 58.4 percent, compared with 48.3 percent in the second quarter of 2009 and 60.0 percent in the first quarter of 2010.  This gross margin percentage increase compared to the second quarter of 2009 was primarily due to the impact of increased sales volume relative to fixed operating costs and the product mix, especially from additional software revenues.  Backlog at June 30, 2010 was $1.4 million, compared to $1.1 million at the end of the first quarter of 2010 and $1.3 million at June 30, 2009.

The company’s cash position at June 30, 2010 increased $1.1 million during the quarter to $16.8 million.  Collections improved with accounts receivable of $4.6 million at June 30, 2010 compared to $4.7 million at March 31, 2010.  We have continued to focus on reducing our inventories which are at $3.4 million at June 30, 2010, down from $3.7 last quarter and $4.6 million one year ago.

“We are pleased to report continued improved levels of business and profits,” said Fred Hume, President and CEO.   “We experienced the largest revenue growth percentage in Asia followed by Europe and finally the Americas.  Our PS Series and FlashPAK product families’ revenues each were over 400 percent of their corresponding second quarter 2009 revenues.”

Conference Call Information

A conference call discussing the second quarter of 2010 financial results will follow this release today at 2:00 p.m. Pacific time/5:00 p.m. Eastern time. To listen to the conference call, please dial (612) 234-9959passcode: DAIO.  A taped replay will be made available approximately one hour after the conclusion of the call and will remain available for one week.  To access the replay, please dial (320) 365-3844, access code:  164697.  The conference call will also be simultaneously web cast over the Internet; visit the News and Events section of the Data I/O Corporation website at http://www.dataio.com  to access the call from the site.  This web cast will be recorded and available for replay on the Data I/O Corporation website approximately two hours after the conclusion of the conference call.

About Data I/O Corporation

With over 35 years of expertise in delivering intellectual property to programmable devices, Data I/O offers complete, integrated manufacturing solutions in wireless, automotive, programming center, semiconductor, and industrial control market segments for OEM, ODM, EMS and semiconductor companies. Data I/O is the leader in programming and provides hardware and software solutions for turn-key programming and device testing services, as well as in-system (on-board), in-line (right before use at the SMT line), or in-socket (off-line) programming. These solutions are scalable for small, medium and large volume applications with different device mixes.  Data I/O Corporation has headquarters in Redmond, Wash., with sales and services worldwide. For further information, visit the company’s website at http://www.dataio.com.

Forward Looking Statement

Statements in this news release concerning future results from operations, financial position, economic conditions, product releases and any other statement that may be construed as a prediction of future performance or events are forward-looking statements which involve known and unknown risks, uncertainties and other factors which may cause actual results to differ materially from those expressed or implied by such statements.  These factors include uncertainties as to levels of orders, ability to record revenues, release schedules, market acceptance of new products, changes in economic conditions and market demand, pricing and other activities by competitors, and other risks including those described from time to time in the Company's filings on Forms 10K and 10Q with the Securities and Exchange Commission (SEC), press releases and other communications.

–        Summary Financial Data Attached   –

DATA I/O CORPORATION
COMPARATIVE STATEMENTS OF EARNINGS

(in thousands except per share data)	Second Quarter			Six Months Ended
			Percent			Percent
	06/30/2010	06/30/2009	Change	06/30/2010	06/30/2009	Change
Net sales	$6,592	$3,892	69.4%	$12,843	$8,276	55.2%
Gross margin	3,850	1,882	104.6%	7,603	4,325	75.8%
Gross margin as percent of sales	58.4%	48.4%		59.2%	52.3%
Operating expenses:
Research & development	960	1,008	-4.8%	1,911	2,041	-6.4%
Selling, general and administrative	1,876	1,506	24.6%	3,813	3,182	19.8%
Provision for business restructure	0	158		0	180
Total operating expenses	2,836	2,672	6.1%	5,724	5,403	5.9%
Gain on sale	0	0		3	1
Operating income(loss)	1,014	(790)		1,882	(1,077)
Non-operating income (expense)	(110)	115		(167)	66
Income(loss) from operations before taxes	904	(675)		1,715	(1,011)
Income tax expense(benefit)	45	8		148	136
Net income(loss)	859	(683)		1,567	(1,147)

Total diluted earnings(loss) per share	$0.09	($0.08)		$0.17	($0.13)

Diluted weighted average shares outstanding	9,119	8,909		9,100	8,892

CONDENSED BALANCE SHEET
(in thousands)

			06/30/2010	12/31/2009
Cash and cash equivalents			$16,837	$15,642
Accounts receivable, net			4,567	3,192
Inventories			3,419	3,947
Other current assets			271	434
Land, building and equipment			1,531	1,819
Other long-term assets			126	102
Total assets			$26,751	$25,136

Current liabilities			$4,785	$4,479
Long term debt and other liabilities			33	159
Shareholders' equity			21,933	20,498
Total liabilities and shareholders' equity			$26,751	$25,136

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                Data I/O Corporation

July 22, 2010                           By _/s/Joel S. Hatlen

                                                Joel S. Hatlen

                                                Vice President

                                                Chief Financial Officer